December 15, 2003

Exhibit 5.1

Advanced Semiconductor Engineering, Inc.

26 Chin Third Road

Nantze Export Processing Zone

Nantze

Kaohsiung, Taiwan

Republic of China

Re: Advanced Semiconductor Engineering, Inc.

Dear Ladies and Gentlemen:

We act as special Republic of China (“ROC”) counsel to Advanced Semiconductor Engineering, Inc. (the “Company”), a company limited by shares organized under the laws of the ROC, in connection with the preparation and filing with the United States Securities and Exchange Commission of a registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), and the offering of 60,000,000 American Depositary Shares (“ADSs”), each ADS representing five common shares, par value NT$10 per share (the “Common Shares”), of the Company and US$135,000,000 Zero Coupon Convertible Notes due 2009 (“Convertible Notes”) of the Company. The ADSs, the underlying Common Shares and the Convertible Notes are being registered pursuant to a Registration Statement on Form F-3 under the Securities Act (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	The Common Shares underlying the ADSs have been duly authorized by the necessary corporate action of the Company. The Common Shares to be issued by the Company in the offering and that underlie ADSs will be legally issued, fully paid and non-assessable when the purchase price for such Common Shares is duly paid in accordance with the Underwriting Agreement. The Common Shares underlying the ADSs to be sold by the selling shareholder (assuming that the over-allotment option is exercised by the underwriters) have been legally issued and are fully paid and non-assessable. The Common Shares to be issued by the Company upon conversion of the Convertible Notes (subject to approval by the relevant competent ROC regulatory authorities) have been duly authorized by the necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Convertible Notes, will be legally issued, fully paid and non-assessable.

3.	Subject to the conditions and qualifications described in the Registration Statement, the section of the prospectus included in the Registration Statement entitled “Taxation – ROC Taxation”, insofar as it relates to the ROC tax consequences currently applicable to the U.S. holders described therein, accurately reflects the material ROC tax consequences of the ownership and disposal of ADSs, Common Shares and Convertible Notes.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings “Taxation,” “Enforceability of Civil Liabilities” and “Validity of Securities” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Sincerely yours, LEE AND LI

By	/s/ PAUL S.P. HSU